UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013

NOVA LIFESTYLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163019	90-0746568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 E. Washington Blvd., Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 888-9999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2013, Nova LifeStyle, Inc. (the “Company”) entered into an Employment Agreement with Mr. Ya Ming (Jeffrey) Wong (the “Wong Agreement”), pursuant to which Mr. Wong will continue to serve as Chief Executive Officer of the Company.

The Wong Agreement has a term of one (1) year and provides that Mr. Wong will receive an annual salary of one hundred thousand dollars ($100,000.00). Additionally, Mr. Wong may be eligible to receive an annual cash bonus at the discretion of the Company’s Board of Directors.

The Company is also entitled to terminate the Wong Agreement immediately for cause, upon the death or disability of Mr. Wong. Mr. Wong is entitled to terminate the Wong Agreement upon providing thirty (30) days’ prior written notice to the Company.

The description contained herein of the terms of the Wong Agreement does not purport to be complete and is qualified in its entirety by reference to the Wong Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

On November 7, 2013, the Company also entered into an Employment Agreement with Mr. Yuen Ching (Sammy) Ho (the “Ho Agreement”), pursuant to which Mr. Ho will continue to serve as Chief Financial Officer of the Company.

The Ho Agreement has a term of one (1) year and provides that Mr. Ho will receive an annual salary of Eighty thousand dollars ($80,000.00). Additionally, Mr. Ho may be eligible to receive an annual cash bonus at the discretion of the Company’s Board of Directors.

The Company is also entitled to terminate the Ho Agreement immediately for cause, upon the death or disability of Mr. Ho. Mr. Ho is entitled to terminate the Ho Agreement upon providing thirty (30) days’ prior written notice to the Company.

The description contained herein of the terms of the Ho Agreement does not purport to be complete and is qualified in its entirety by reference to the Ho Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

10.1	Employment Agreement of Ya Ming Wong
10.2	Employment Agreement of Yuen Ching Ho

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA LIFESTYLE, INC.
(Registrant)
Date:	November 12, 2013	By:	/s/ Ya Ming Wong
		Name:	Ya Ming Wong
		Title:	Chief Executive Officer